CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Form N-14 of the American Beacon Funds and to the use of our report dated February 18, 2011 on the financial statements and financial highlights of Lou Holland Growth Fund, formerly a series of shares of Forum Funds. Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 19, 2011